Exhibit 10.1

[COMPANY LETTERHEAD]

September [__], 2021

Dear [Name]:

Re:Retention Program

We are pleased to inform you that, in consideration of your services to Sunstone Hotel Investors, Inc. (“Sunstone”) and Sunstone Hotel Partnership, LLC (together with Sunstone, the “Company”), the Company has determined that you are eligible to participate in a special retention bonus program, as further described in this letter (this “Letter”).  Capitalized but undefined terms contained in this Letter are defined in that certain [[Third /Fourth] Amended and Restated] Employment Agreement by and between you and the Company, dated [March 31, 2020 / March 31, 2021], as amended from time to time (the “Employment Agreement”).

Cash Bonus.  Given your key role in the Company, we would like to reward you with a one-time, special cash bonus in an amount equal to $[____] (the “Retention Bonus”).  The Retention Bonus will be paid to you on or within 15 days following February 28, 2022, subject to your continued employment through that date.

Equity Award.  In addition, the Company has granted to you a restricted stock award with a dollar-denominated value of $[______] (the “Retention Equity Award”).  The number of shares of Sunstone common stock subject to the Retention Equity Award will be determined by dividing this dollar-denominated value by the average closing price of Sunstone’s common stock over the 20 trading days ending three trading days prior to [insert board approval date].  The Retention Equity Award will vest as to 50% of the shares subject to the award on each of February 28, 2023 and September 30, 2024, subject to your continued employment through the applicable vesting date.  The Retention Equity Award will be granted under Sunstone’s 2004 Long-Term Incentive Plan (as amended and restated) (the “Plan”) and the terms and conditions of the Retention Equity Award will be set forth in a separate award agreement in a form to be entered into by and between Sunstone and you.  Except as otherwise specifically provided in this Letter, the Retention Equity Award will be governed in all respects by the terms of and conditions of the Plan and the award agreement (but such terms and conditions shall not conflict with the terms of this Letter).

Termination of Employment.  If your employment is terminated by the Company without Cause, by you for Good Reason or by reason of your death or Disability (each, a “Qualifying Termination”) prior to February 28, 2022, then the Company will pay the Retention Bonus to you within 30 days following your employment termination date.  In addition, and notwithstanding anything to the contrary contained in the Employment Agreement, if you experience a Qualifying Termination, the then-unvested portion of your Retention Equity Award will vest in full.

It shall be a condition to your (or your estate’s) right to receive the foregoing payments and accelerated vesting in connection with a Qualifying Termination that you (or your estate, if applicable) execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) following your employment termination date, and do not revoke, a general release of claims in substantially the form attached to the Employment Agreement.

Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Incorporation by Reference.  Sections 6, 9, 10, 12(b), 12(d) and 12(e) of the Employment Agreement are hereby incorporated herein by reference and shall apply, mutatis mutandis, to the provisions set forth herein.

Miscellaneous.  This Letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Letter are not part of the provisions hereof and shall have no force or effect. This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter may be delivered via facsimile, email or other electronic means permitted by the Company, and may be executed in counterparts, each of which shall be deemed an original and all of which shall be constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Letter to be executed as of the date first written above.

SUNSTONE HOTEL INVESTORS, INC.

a Maryland corporation

By:

Name:

Title:

SUNSTONE HOTEL PARTNERSHIP, LLC

a Delaware limited liability company

By:Sunstone Hotel Investors, Inc.

Its Managing Member

By:

Name:

Title:

The undersigned hereby accepts, acknowledges and agrees to all the terms and provisions of this letter:

_______________________________

[Name]